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                                                                    EXHIBIT 99.1

                                                                   April 3, 2003

(CONOCOPHILLIPS LOGO)

FIRST QUARTER 2003 INTERIM UPDATE


This update is intended to give an overview of market and operating conditions experienced by ConocoPhillips during the first quarter of 2003. The market indicators and company estimates may differ considerably from the company's actual results.

HIGHLIGHTS - FIRST QUARTER 2003 VS. FOURTH QUARTER 2002

o    Exploration and Production

     o    Higher prices for crude oil.

     o    Improved natural gas prices.

     o Daily production to exceed previous estimate of 1.55 million barrels of oil equivalent (BOE).

o    Refining and Marketing

     o    Improved benchmark refining margins.

     o    Realized refining margins negatively impacted by co-product margins.

     o    Higher energy costs.

     o    Capacity utilization rate in the low 90 percent range.

     o    Widening light-heavy crude differentials.

o    Midstream/Chemicals/Emerging Businesses

     o    Midstream margins improved versus previous quarter.

     o Chemicals segment loss expected due to higher feedstock and energy costs.

     o    Emerging Businesses' results expected to be similar to fourth quarter
          2002.

o    Corporate

     o    Debt balance reduced by approximately $1.5 billion in first quarter.

     o Corporate affected by merger-related items, a loss on early debt redemption, reduced capitalized interest, and insurance demutualization proceeds.

EXPLORATION AND PRODUCTION

The table below (click here for graphs) reflects market indicators for crude oil and natural gas. The company's actual crude oil and natural gas price realizations may vary from the market indicators due to quality and location differentials, as well as the effect of pricing lags.

         MARKET INDICATORS

                                                   1Q 2003     4Q 2002    1Q 2002
                                                   -------     -------    -------
Dated Brent ($/bbl)                                $ 31.51       26.78      21.14
WTI ($/bbl)                                          34.06       28.20      21.56
ANS USWC ($/bbl)                                     33.23       26.75      19.90
Henry Hub first of month ($/mcf)                      6.58        3.97       2.34

                                                                Source: Platt's


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The increases in U.S. crude oil and natural gas realizations are expected to be less than the increase in market indicators due to quality and location differentials, as well as the effect of pricing lags.

Upstream crude oil, natural gas and natural gas liquids (NGL) production for the quarter is expected to be higher than the previous estimate of 1.55 million BOE per day. Venezuelan operations resumed full production in early March, reaching approximately 80,000 barrels per day net to ConocoPhillips. Earnings from Venezuela in March will partially offset losses resulting from downtime in January and February.

REFINING AND MARKETING

The table below (click here for graphs) provides market indicators for regions where the company has significant refining operations. The Weighted U.S. 3:2:1 margin is based on the geographical location of ConocoPhillips' U.S. refineries.

         MARKET INDICATORS

                                                   1Q 2003    4Q 2002    1Q 2002
                                                   -------    -------    -------
Refining Margins ($/bbl)
      East Coast WTI 3:2:1                         $  6.35       4.64       2.82
      Gulf Coast WTI 3:2:1                            5.83       3.79       2.70
      Mid-Continent WTI 3:2:1                         6.31       5.75       3.80
      West Coast ANS 3:2:1                           12.79       8.40       9.67
      Weighted U.S. 3:2:1                             7.15       5.29       4.15
      NW Europe Dated Brent                           5.68       2.72        .74
WTI/Maya differential (trading month $/bbl)           7.65       6.04       5.42

                                                                 Source: Platt's

Realized refining margins may differ due to the company's specific locations, configurations, crude oil slates or operating conditions. As shown above, the weighted U.S. refining margin for the first quarter is expected to be higher than that of the fourth quarter. The improvement in the company's realized crack spreads were negatively affected by the impact of higher crude oil prices on co-product margins, as co-product prices do not fluctuate directly with the price of crude oil. Refinery co-product volumes, primarily petroleum coke and asphalt, represent about 10 percent of the company's product output. Further impacting realized crack spreads was the lack of crude oil availability from Venezuela during the first quarter, which led to a less-than-optimum crude slate in certain locations. Finally, the increase in crack spreads is expected to be offset in part by higher energy costs.

The company's average crude oil capacity utilization rate for the first quarter is expected to be in the low 90 percent range. The capacity utilization rate benefited from a full quarter of operations at the Humber refinery in the United Kingdom. This benefit was partially offset by crude sourcing issues created by a lack of Venezuelan crude at the company's U.S. refineries, as well as planned downtime at the Ferndale, Wash., Wood River, Ill., and Sweeny, Texas, refineries. Turnaround costs are expected to be in line with previously stated targets.


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First quarter marketing margins and sales volumes are expected to be similar to those of the fourth quarter of 2002. However, as previously reported, 2003 net income will be negatively impacted by additional lease loss provisions stemming from the planned sale of a major portion of the company's retail sites. For the first quarter, these after-tax provisions are expected to be approximately $25 million related to continuing operations and $25 million related to discontinued operations.

MIDSTREAM/CHEMICALS/EMERGING BUSINESSES SEGMENTS

For the Midstream segment, first quarter results are expected to exceed the previous quarter as NGL sales prices increased more than raw gas feedstock costs. This segment reflects ConocoPhillips' 30.3 percent interest in Duke Energy Field Services, as well as consolidated midstream operations.

In the Chemicals business, poor market conditions deteriorated further in the first quarter, as this segment was negatively impacted by higher fuel and feedstock costs. Losses in this segment are expected to completely offset Midstream earnings.

Emerging Businesses' performance includes gas-to-liquids, carbon fibers, fuels technology, power generation, and emerging technology. Losses are expected to be similar to those of the fourth quarter of 2002.

CORPORATE

Corporate charges from continuing operations are estimated to be approximately $240 million. Corporate charges were impacted by reduced capitalized interest, the inclusion of merger-related expenses and a loss on early debt redemption, partially offset by insurance demutualization proceeds.

The effective tax rate for the first quarter is expected to be higher than that of the fourth quarter of 2002, primarily due to the absence of certain deferred state income tax benefits resulting from the fourth quarter retail asset impairment, and the expiration of Section 29 credits.

The company's debt balance at the end of the first quarter is expected to be approximately $18.3 billion, reflecting strong cash flow from operations, including working capital changes, and disciplined capital spending.

Effective Jan. 1, 2003, the company adopted Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations." In the first quarter of 2003, the company is expected to report an after-tax benefit of approximately $137 million for the cumulative effect of this change in accounting principle.

The company anticipates that its synergy run rate will reach $1.25 billion per year by the end of 2003. Benchmarks used to measure progress on synergy capture, as well as the sources of the cost reductions achieved, will be discussed in the company's first quarter 2003 earnings release and conference call, expected on April 30, 2003.

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      CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
             OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This update contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are about ConocoPhillips' business segments: exploration and production; refining and marketing; natural gas gathering, processing and marketing; chemicals and plastics manufacturing; and emerging businesses. There are also forward-looking statements about ConocoPhillips' expected sales prices for crude oil, natural gas and natural gas liquids; crude oil production; refining crack spreads; marketing margins; refinery utilization rates; sales volumes; corporate charges from continuing operations; effective tax rates; the company's debt balance; and synergy run rates. These statements are based on activity from operations for the first two months of the first quarter of 2003 and include estimated results for March, and as such are preliminary and are estimates. All of the forward-looking data is therefore subject to change. Actual results, expected to be reported in the company's earnings release for the first quarter of 2003 on April 30, 2003, may differ materially from the estimates given in this update.

Where in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters that could cause the stated expectation or belief to differ materially from that stated in this update.


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